~g~esuQr ~,~ , z` ~, Hwy ~ wa' yt REveN~Qy TAX EXEMPT ANA GOVERNMENT ENTITIES DIVISION DEPARTMENT OF THE TREASURY INTERNAL F2EVENUE SERVICE WASHINGTON, D.C. 20224 Plan Description: Volume Submitter Profit Shazing Plan with CODA FFN: 315187fl001fl-001 Case: 200607516 EIN: 04-2033129 better Serial No: M580480a Date of Submission: 01/30/2006 Contact Person: FIDELITY MANAGEMENT & RESEARCH CO Janell Hayes/Letitia Young 82 DEVONSHIRE STREET Telephone Number: BOSTON, MA 02109 513-263-3602/513-263-3589 In Reference To: TEGE:EP:7521 Date: 03/31/2008 near Applicant: In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of ocher Federal or local statutes. You must furnish a copy of this letter, a copy of the approved plan, and copies of any subsequent amendments to adopting employers if the practitioner is authorized to amend the plan on Cheir behalf, to each employer who adopts this plan. This letter considers the changes in qualification requirements contained in the 2004 Cumulative List of Notice 2004-84, 2004-2 C.B. J.030. Our opinion on the acceptability of the form of the plan is not a ruling ox deCermination as to whether an employer's plan qualiEzes under Code section 401(a). However, an employer that adopts this plan may rely on this letter with respect to the qualification of zts plan under Code section 401(a), as provided for in Rev. Proc. 2005-16, 2005-1 C.B. 674 and outlined below. Please review Announcement 2008-23 I.R.B. 2008-14 to determine the items necessary fox filing an application for a detezmination letter if one is required for reliance, or is otherwise desired. The terms of the plan must be followed in operation. Generally, the employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans. Except as provided below, our opinion dpea not apply with respect to the requirements of: (a) Code sections 401(a)(4), 401(1), 410(b) and 414(s). Our opinion does not apply for purposes of code section 401(a)(10)(a) and section 401(a)(16) if an employer ever maintained another qualified plan for one or more employees who are covered by this plan. For this purpose, the employer will not be considered to have maintained another plan merely because the employer has maintained anothez defined contribution plan(s), provided such other plan s) has been terminated prior to the affective date of this plan and no annual additions have been credited to the account of any participant under such other plan (s) as of any dace within the limitation year of this plan. See section 19.02(1) of Rev. Proc. 2005-16, 2005-1 C.H. 674 regarding volume submitter defined contribution plans and the repeal of Code section 415(e). Our opinion also does not apply for puzposea of Code section 901(a)(16) if, after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretixement medical benefits allocaCed to separate accounts for key employees as defined in Code section 419A(d)(3), or an individual medical account as defined in Code section 415(1)(2). Letter 4335

FIDELITY MANAGEMENT & RESEARCH CO FFN: 31518740014-001 Page 2 Our opinion applies with respect to the requirement of Code section 410 (b) if 100 percent of all nonexcludable employees benefit under the plan. Employers that elect a safe harbor allocation Formula and a safe harbor compensation definition can also rely on an advisory letter with respect to the nondiscriminatory amounts requirement under Code section 401(a)(9). This letter is npt a ruling with respect to the tax treatment to be accorded contributions which are picked up by the governmental employing unit within the meaning of section 41a(h)(2) oP the internal Revenue Code. If you, the volume submitter practitioner, have any questions concerning the ixS processing of this case, please call Che above telephone number. This number is only for use of the practitioner. Individual participants and/or adopting employers with questions concerning the plan should contact the volume suhmitter practitioner. The plan's adoption agreement, if applicable, must include the practitioner~a address and telephone number for inquiries by adopting employers. if you write to the ZRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and rile Folder Number shown in the heading of this letter. You should keep this letter as a permanent recozd. Please notify us iE you modify or discontinue sponsorship of khis plan. Sincerely yours, Andrew Zuckerman Director, Employes Plana Rulings and Agzeements Letter 4335